Filed Pursuant to Rule 424(b)(2)
Registration No. 333-103974

Prospectus Supplement
(To Prospectus dated April 4, 2003)
$450,000,000
Florida Power Corporation d/b/a
Progress Energy Florida, Inc.
Series A Floating Rate Senior Notes due 2008

      We are offering $450,000,000 of our Series A Floating Rate Senior Notes due 2008 (the “Senior Notes”). We will pay interest on the Senior Notes quarterly on February 14, May 14, August 14 and November 14 of each year, beginning on February 14, 2006. Interest on the Senior Notes will be based on the three-month LIBOR rate plus 0.40%, and will be reset quarterly. The Senior Notes will mature on November 14, 2008. At our option, we may redeem some or all of the Senior Notes on June 13, 2006 or any interest payment date thereafter at a redemption price of 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest to the redemption date. The Senior Notes have no sinking fund provisions. The Senior Notes are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.
      The Senior Notes will be unsecured senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.
      We do not intend to list the Senior Notes on any securities exchange or to include them in any automated quotation system.
           Investing in our Senior Notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total

Public offering price(1)	100.00%	$450,000,000
Underwriting discount	0.35%	$1,575,000
Proceeds to us before expenses(1)	99.65%	$448,425,000

(1)	Plus accrued interest, if any, from December 13, 2005, if settlement occurs after that date.

      The Senior Notes are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company against payment in New York, New York on or about December 13, 2005.
Joint Book-Running Managers

Barclays Capital	Lehman Brothers

BNP PARIBAS

Calyon Securities (USA)

SunTrust Robinson Humphrey

UBS Investment Bank

Deutsche Bank Securities

Mellon Financial Markets, LLC
The date of this prospectus supplement is December 7, 2005

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ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, provides more general information about the debt securities that we may offer from time to time, some of which may not apply to the Senior Notes we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the Senior Notes in any jurisdiction where an offer or sale of them is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Florida Power,” “Progress Energy Florida,” “we,” “us,” and “our,” or similar terms, are to Florida Power Corporation d/b/a Progress Energy Florida, Inc. In this prospectus supplement, references to “Senior Notes” are to the Series A Floating Rate Senior Notes due 2008.

ii

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
      We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document, and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.
      Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the financial statements and other documents incorporated by reference. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement and in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document, to determine whether an investment in our Senior Notes is appropriate for you.
Progress Energy Florida
      We are a regulated public utility engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area. Our service area includes the cities of St. Petersburg and Clearwater, as well as the central Florida area surrounding Orlando.
      At September 30, 2005, we billed approximately 1.6 million customers. For the nine months ended September 30, 2005, approximately 53% of our electric revenues were derived from residential customers, 25% from commercial customers, 8% from industrial customers, 8% from wholesale customers and 6% from municipal customers.
      At September 30, 2005, we had installed summer generating capacity of 8,544 megawatts, including approximately 143 megawatts of jointly-owned generating capacity, through a system of 14 power plants. Over the twelve months ended September 30, 2005, our energy supply was comprised of 33% gas and oil, 32% coal, 21% purchased power and 14% nuclear.
Recent Developments
Fuel Cost Recovery Request Approval
      On November 9, 2005, the Florida Public Service Commission approved our request to recover the increased costs of fuel used to generate electricity. Our fuel cost adjustment represents an increase of $600.3 million and includes actual and projected costs from 2004 through 2006. As a result of the increased fuel cost recovery, residential customer bills will increase by approximately $11.78 per 1,000 kilowatt-hours (kWh) each billing cycle from January 1, 2006 through December 31, 2006.

Summary of the Offering
      The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Senior Notes, see “Description of Senior Notes” beginning on page S-9 and “Description of Debt Securities” beginning on page 12 of the accompanying prospectus.

Issuer	Florida Power Corporation d/b/a Progress Energy Florida, Inc. The Senior Notes are not obligations of, nor guaranteed by, Progress Energy, Inc.

Senior Notes Offered	$450,000,000 aggregate principal amount of Series A Floating Rate Senior Notes due 2008.

Maturity Date	November 14, 2008.

Interest Payment Dates and Rate	Interest on the Senior Notes will be payable quarterly on February 14, May 14, August 14 and November 14, commencing February 14, 2006. Interest on the Senior Notes will generally be based on the three-month LIBOR rate plus 0.40%, and will be reset quarterly.

Optional Redemption	At our option, we may redeem some or all of the Senior Notes on June 13, 2006 or any interest payment date thereafter at a redemption price of 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Ranking	The Senior Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Senior Notes will be effectively subordinate to all of our secured debt, including our first mortgage bonds, aggregating approximately $1.9 billion outstanding at September 30, 2005. For additional information, see “Description of Senior Notes — Ranking.”

Sinking Fund	There is no sinking fund for the Senior Notes.

Trustee	The trustee under the Indenture is J.P. Morgan Trust Company, National Association.

Further Issues of the Senior Notes	Initially, the Senior Notes will be limited to $450,000,000 in aggregate principal amount. We may, subject to the provisions of the Indenture, “reopen” the Senior Notes and issue additional Senior Notes, without the consent of the holders of the Senior Notes. For additional information, see “Description of Senior Notes — General.”

Use of Proceeds	We expect to use the net proceeds from the sale of the Senior Notes of approximately $447.9 million, after deducting offering discounts and estimated offering expenses to repay our outstanding commercial paper balance, to repay the outstanding balance of our notes payable to affiliated companies, and for general corporate purposes. Notes payable to affiliated companies represents our net position from our participation in an internal money pool operated by our parent, Progress Energy, Inc. For additional information, see “Use of Proceeds.”

Ratings	The Senior Notes are expected to be assigned ratings of “A3” (stable outlook) by Moody’s Investors Service, Inc., “BBB-” (stable outlook) by Standard & Poor’s Ratings Services and “BBB+” (stable outlook) by Fitch, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Senior Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

Summary Financial Information
      In the table below, we provide you with our summary financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Documents Incorporated by Reference” page S-15 of this prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

	Nine Months Ended
	September 30,				Year Ended December 31,

	2005		2004		2004		2003		2002

	(Dollars in Millions)
Income Statement Data:
Operating revenues	$2,983		$2,673		$3,525		$3,152		$3,062
Operating income	387		505		618		528		599
Net interest charges	90		84		114		91		106
Net income	205		274		335		297		325
Balance Sheet Data (end of period):
Total assets	8,130		8,005		7,924		7,280		6,678
Total debt	2,479		2,247		2,431		2,310		1,955
Other Data:
Ratio of earnings to fixed charges(a)	4.15	x	5.21	x	5.17	x	5.30	x	5.28	x
Capital expenditures	$336		$336		$492		$526		$535

(a)	Ratios for the periods ended September 30 represent the ratios for the twelve-month periods ending on those dates. We define “earnings” as income before income taxes plus fixed charges and “fixed charges” as the sum of interest on long-term debt, other interest and amortization of debt discount and expense. Ratio of earnings to fixed charges for the years ended December 31, 2001 and 2000 were 5.22x and 3.79x, respectively.

RISK FACTORS
      Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this document. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

CAPITALIZATION AND SHORT-TERM DEBT
      The following table sets forth our capitalization and short-term debt as of September 30, 2005. For a discussion of the application of the proceeds of this offering, see “Use of Proceeds.”

	As of
	September 30, 2005

	(Dollars in Millions)
Short-term Debt(a)
Commercial Paper	$292	5.8%
Current Portion of Long-term Debt	48	0.9%
Notes Payable to Affiliated Companies(b)	31	0.6%
Long-term Debt
First Mortgage Bonds	1,866	36.9%
Other Long-term Debt	242	4.8%

Total Debt	$2,479	49.0%
Preferred Stock — Redemption Not Required	34	0.7%
Common Stock Equity	2,540	50.3%

Total Capitalization and Short-term Debt	$5,053	100.0%

(a)	Excludes commercial paper reductions of approximately $74 million and additional internal money pool borrowings of approximately $82 million for the period from October 1, 2005 to November 30, 2005. Outstanding commercial paper balances and internal money pool borrowings will be repaid with the net proceeds of this offering. See “Use of Proceeds.”

(b)	Represents our net position, at September 30, 2005, from our participation in an internal money pool operated by our parent, Progress Energy, Inc. We participate in the money pool to more effectively utilize cash resources and to reduce outside short-term borrowings.

USE OF PROCEEDS
      We expect to use the net proceeds from the sale of the Senior Notes of approximately $447.9 million, after deducting offering discounts and estimated offering expenses, as follows:

•	approximately $218.3 million to repay our outstanding commercial paper balance;

•	approximately $113.5 million to repay the outstanding balance of our notes payable to affiliated companies; and

•	the remainder for general corporate purposes.
      At November 30, 2005, we had an outstanding commercial paper balance of $218.3 million with a weighted average maturity of approximately 70 days and a weighted-average interest rate of approximately 4.48%. At November 30, 2005, the balance of our notes payable to affiliated companies was $113.5 million and had an interest rate of 4.43%.
      Notes payable to affiliated companies represents our net position from our participation in an internal money pool operated by our parent, Progress Energy, Inc. We participate in the money pool to more effectively utilize cash resources and to reduce outside short-term borrowings. From time to time, we use commercial paper proceeds and money pool borrowings for, among other things, general corporate purposes.

DESCRIPTION OF SENIOR NOTES
      The Senior Notes will be a series of unsecured and unsubordinated Debt Securities, as described under the heading “Description of Debt Securities” in the accompanying prospectus. Because the following description setting forth specific terms and provisions of the Senior Notes is only a summary, it does not contain all the information that may be important to you. Please read the following information concerning the Senior Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following summary is qualified in its entirety by reference to the terms and provisions of the Senior Notes and the Indenture (for Debt Securities) between us and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), dated as of December 7, 2005 (the “Indenture”), which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not defined in this prospectus supplement are used as defined in the Indenture or as otherwise provided in the accompanying prospectus.
General
      We will initially offer $450,000,000 aggregate principal amount of our Series A Floating Rate Senior Notes due 2008 under the Indenture. The Indenture does not limit the amount of Senior Notes or other debt securities we may issue under it. We may, at any time, without notice to or the consent of the holders of the Senior Notes, increase the principal amount of the Senior Notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Senior Notes so issued shall have the same form and terms (other than the date of issuance, the public offering price, and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the Senior Notes previously issued, and such additional notes shall form a single series with the Senior Notes offered hereby. The Senior Notes are not obligations of, nor guaranteed by, Progress Energy, Inc.
Form and Denomination
      The Senior Notes will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. The Senior Notes will be sold in multiples of $1,000. For more information on DTC, see “— The Depositary” below.
Interest and Maturity
      Each Senior Note will bear interest from the date of original issuance at the rates determined by the calculation agent as described below. Interest on the Senior Notes will be payable quarterly, in arrears, on February 14, May 14, August 14 and November 14 of each year, beginning on February 14, 2006, to the holders of record at the close of business on the fifteenth calendar day (whether or not a business day) prior to the applicable interest payment date (i.e., January 30, April 29, July 30 and October 30, respectively); provided, however, that so long as the Senior Notes are registered in the name of DTC, its nominee or a successor depositary, the record date for interest payable on any interest payment date shall be the close of business on the business day immediately preceding such interest payment date for the Senior Notes so registered.
      The interest rate applicable during each quarterly interest period will be equal to the Three-Month LIBOR Rate (as defined below) as of the Interest Determination Date, plus 0.40%. Interest on the Senior Notes for subsequent quarterly periods will be reset on each interest payment date (each of these dates is called an “interest reset date”), beginning on February 14, 2006, based on the Three-Month LIBOR Rate as of the Interest Determination Date plus 0.40% per year. The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application; provided however, that in no event shall the rate of interest on the Senior Notes exceed 12% per annum.

      “Three-Month LIBOR Rate” means the rate for deposits in U.S. dollars for the three-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the applicable Interest Determination Date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the applicable Interest Determination Date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected by the calculation agent are quoting rates, the interest rate for the applicable interest period will be the same as the interest rate for the immediately preceding period.
      “Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).
      “Interest Determination Date” means, with respect to any interest reset date, the second London banking day prior to the applicable interest reset date; provided that the initial Interest Determination Date shall be December 9, 2005.
      A London banking day is any business day in which dealings in U.S. dollars are transacted in the London interbank market.
      The calculation agent will, upon the request of the holder of any Senior Note, provide the interest rate then in effect. The Trustee will serve as the calculation agent until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the Senior Notes. We may appoint a successor calculation agent at our sole discretion.
      All percentages resulting from any calculation of the interest rate with respect to the Senior Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).
      Interest on the Senior Notes will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly interest period.
      The Senior Notes will mature on November 14, 2008 and are subject to earlier redemption at our option as described under “— Optional Redemption.”
Payment
      If any interest payment date (other than the maturity date) for the Senior Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date for the Senior Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.
      We will pay principal of and any premium on the Senior Notes at stated maturity, upon redemption or otherwise, upon presentation of the Senior Notes at the office of the Trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer.
Ranking
      The Senior Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Senior Notes will be effectively subordinate to all of our secured debt, including our first mortgage bonds, aggregating approximately $1.9 billion outstanding at September 30, 2005. At September 30, 2005, the total amount of our outstanding unsecured and unsubordinated indebtedness (excluding guarantees and short-term borrowings) was approximately $290 million. The Senior Notes are our obligations exclusively, and are not obligations of, nor guaranteed by, Progress Energy, Inc.
Optional Redemption
      We may, at our option, redeem the Senior Notes in whole or in part on June 13, 2006 or any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest to the date of redemption. If we elect to redeem any Senior Notes, we will notify the Trustee of our election at least 45 days prior to the redemption date, or a shorter period acceptable to the Trustee.
      So long as the Senior Notes are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the Senior Notes, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant, as defined below, in the Senior Notes to be redeemed. At all other times, the Trustee shall draw by lot, in such manner as it deems appropriate, the particular Senior Notes, or portions of them, to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed, which, as long as the Senior Notes are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Senior Notes, or the portions of them so called for redemption, shall cease to accrue. For further information on DTC and its practices, see “— The Depositary” below.
Sinking Fund
      The Senior Notes will not be entitled to the benefit of any sinking fund, or to a special redemption by operation of a sinking fund.
Concerning the Trustee
      The Trustee and its affiliates engage in various general financing and commercial and investment banking transactions with us and our affiliates. JPMorgan Chase Bank, N.A., an affiliate of the Trustee, is the trustee under our indenture for our first mortgage bonds.
The Depositary
      DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.
      DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts. This book-entry system eliminates the need for physical movement of securities certificates.
      Participants in DTC include direct participants (“Direct Participants”) and indirect participants (“Indirect Participants,” and, together with Direct Participants, “Participants”). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.
      Purchases of Senior Notes under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each actual purchaser of Senior Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.
      To facilitate subsequent transfers, all Senior Notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.
      So long as Cede & Co., as nominee for DTC, is the sole holder of the Senior Notes, the Trustee shall treat Cede & Co. as the only holder of the Senior Notes for all purposes, including receipt of all principal of, premium, if any, and interest on such Senior Notes, receipt of notices, and voting and requesting or directing the Trustee to take or not to take, or consent to, certain actions.
      We, or, at our request, the Trustee, will send any redemption notices to DTC. If we redeem less than all of the Senior Notes, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Senior Notes to be redeemed.
      Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Direct Participants to whose account interests in the Senior Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Direct Participant or Participants has or have given such direction.
      Principal of, and premium, if any, and interest payments on the Senior Notes will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with the Direct Participants’ respective holdings shown on DTC’s records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants and not of DTC, the Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, premium, if any, and interest to DTC is our responsibility, or the responsibility of the Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.
      Neither we, the Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC’s business, organization and procedures, which is based on information received from sources we believe to be reliable.
      The Indenture provides that if:

•	the depositary gives reasonable notice to us or to the Trustee that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor, the global Senior Notes will be exchanged for Senior Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Trustee the name or names in which the Trustee is to register these definitive Senior Notes.
      We, the underwriters and the Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to:

•	the accuracy of any records maintained by DTC or any Participant;

•	the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the Senior Notes;

•	the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Indenture; or

•	any other action taken by DTC or its nominee, Cede & Co., as holder of the Senior Notes.
      A further description of DTC’s procedures with respect to the Senior Notes is set forth under “Global Securities” in the accompanying prospectus.

UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement dated December 7, 2005 among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the Senior Notes set forth opposite its name below:

Underwriter	Principal Amount

Barclays Capital Inc.	$146,250,000
Lehman Brothers Inc.	146,250,000
BNP Paribas Securities Corp.	31,500,000
Calyon Securities (USA) Inc.	31,500,000
SunTrust Capital Markets, Inc.	31,500,000
UBS Securities LLC	31,500,000
Deutsche Bank Securities Inc.	22,500,000
Mellon Financial Markets, LLC	9,000,000

Total	$450,000,000

      Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all the Senior Notes, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the Senior Notes may be purchased. The underwriters propose to offer the Senior Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement and may offer the Senior Notes to certain securities dealers at this price less a concession not to exceed 0.210% of the principal amount of the Senior Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.140% of the principal amount of the Senior Notes. After the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.
      The Senior Notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Senior Notes on any national securities exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the Senior Notes, that you will be able to sell your Senior Notes at a particular time, or that the prices that you receive when you sell will be favorable.
      In connection with the offering of the Senior Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than would otherwise be the case in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
      Certain of the underwriters will make the Senior Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system. Such underwriters will make the Senior Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
      The underwriters and certain of their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business for which they have received, and will in the future receive, customary fees. Some of the underwriters or their affiliates are lenders under our revolving credit facility that backs up our or our affiliates’ commercial paper programs.
      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or contribute to payments that the underwriters may be required to make in respect thereof.
      We estimate that the total expenses of the offering, including applicable recording and related taxes, but excluding the underwriting discount, will be approximately $500,000.
EXPERTS
      The financial statements and the related financial statement schedule incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      R. Alexander Glenn, Deputy General Counsel — Florida of Progress Energy Service Company, LLC, and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the offered securities for us. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey Ballantine LLP of New York, New York. As of November 30, 2005, Mr. Glenn owned 614 shares of Progress Energy, Inc. common stock. Mr. Glenn is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Our SEC filing number is 1-3274. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 9, Item 12, Item 2.02 and Item 7.01 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

•	Our Current Reports on Form 8-K or Form 8-K/ A filed January 28, March 4, March 15, March 22, April 1, May 16, May 24, July 18, August 31, November 15, November 28 and December 7, 2005.
      We frequently make our SEC filings on a joint basis with Progress Energy, Inc. our corporate parent and Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), one of our affiliates. Any information included in such SEC filings that relates solely to Progress Energy, Inc. or PEC is not and shall not be deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus.
      You may request a copy of these filings, at no cost, by writing or calling us at the following:
Progress Energy Florida, Inc.
c/o Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (919) 546-7474

Prospectus
Florida Power Corporation d/b/a
Progress Energy Florida, Inc.
$1,050,000,000
First Mortgage Bonds
Debt Securities
These securities are not obligations of, nor guaranteed by,
Progress Energy, Inc., our corporate parent.
Investing in our securities involves risks. See the “Risk Factors”
section on page 5 of this prospectus.

       We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated April 4, 2003.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,050,000,000. We may offer any of the following securities: First Mortgage Bonds and/or other Debt Securities.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”
OUR COMPANY
      We are a regulated public utility incorporated under the laws of Florida in 1899. We are engaged in the generation, transmission, distribution and sale of electricity in portions of Florida. We are an indirect, wholly-owned subsidiary of Progress Energy, Inc., a North Carolina corporation. All of our common stock is held directly by Florida Progress Corporation, a Florida corporation, also referred to as Florida Progress. Effective January 1, 2003, we began doing business under the assumed name Progress Energy Florida, Inc. There were no changes to our articles of incorporation and our legal name remains Florida Power Corporation.
      Our principal executive offices are located at 100 Central Avenue, St. Petersburg, Florida 33701. Our telephone number is (727) 820-5151.
      Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our” or other similar terms mean Progress Energy Florida, Inc.
APPLICATION OF PROCEEDS
      Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of the offered securities:

•	to finance the construction of new facilities and the maintenance of existing facilities;

•	to finance the future acquisition of other entities or their assets;

•	to refund, repurchase, retire, redeem or reduce outstanding short- or long-term indebtedness; and

•	for other general corporate purposes.
      In the event that any proceeds are not immediately applied, we may temporarily invest them in U.S., state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the following periods was:

For the Twelve Months Ended December 31,

2002	2001	2000	1999	1998

5.46x	5.30x	3.82x	4.37x	3.87x
      We define “earnings” as income before income taxes plus fixed charges. We define “fixed charges” as the sum of interest on long-term debt, other interest and amortization of debt discount and expense.
WHERE YOU CAN FIND MORE INFORMATION
      We are required to file annual, quarterly and special reports, current reports, proxy statements and other information with the SEC. Our SEC filing number is 1-3274. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. The SEC’s public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Additionally, information about us and our SEC filings are available on our web site at http://www.fpc.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Items 9 or 12 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

•	Our Current Reports on Form 8-K filed January 3, February 12, February 18 (2 filed), February 21 and April 1, 2003.
      We typically make our SEC filings on a joint basis with Florida Progress, our direct corporate parent. Any information included in such SEC filings that relates solely to Florida Progress is not and shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement.
      You may request a copy of these filings at no cost, by writing or calling us at the following address:

Progress Energy Florida, Inc.
c/o Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (800) 662-7232
      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
      This prospectus contains, and any supplement hereto will contain, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have used words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should,” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. The matters discussed throughout this prospectus and any supplement hereto, including the documents incorporated by reference herein or therein, that are not historical facts are forward-looking and, accordingly, involve estimates, projects, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
      Examples of factors that you should consider with respect to any forward-looking statements made include, but are not limited to, the following:

•	the impact of fluid and complex government laws and regulations, including those relating to the environment;

•	the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets;

•	the impact of our rate case settlement;

•	deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs;

•	the uncertainty regarding the timing, creation and structure of regional transmission organizations;

•	weather conditions that directly influence the demand for electricity and natural gas;

•	recurring seasonal fluctuations in demand for electricity and natural gas;

•	fluctuation in the price of energy commodities and purchased power;

•	economic fluctuations and the corresponding impact on our commercial and industrial customers;

•	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

•	the impact of any terrorist acts generally and on our generating facilities and other properties;

•	the ability to successfully access capital markets on favorable terms;

•	the impact that increases in leverage may have on us and our ability to maintain our current credit ratings;

•	the impact of derivative contracts used in the normal course of business; and

•	unanticipated changes in operating expenses and capital expenditures.
      These and other factors are detailed from time to time in our SEC filings which are incorporated herein. Many, but not all of the factors that may impact actual results are discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this prospectus. You should carefully read that “Risk Factors” section. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the effect of each such factor on us.

RISK FACTORS
      Investing in our securities involves risks that could affect the energy industry, as well as us and our business. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed therein and the other information in this prospectus and any prospectus supplement hereto, as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

DESCRIPTION OF THE SECURITIES
      This prospectus describes certain general terms of the offered securities. When we offer to sell a particular security, we will describe the specific terms in a prospectus supplement. The securities will be issued under indentures, selected provisions of which we have summarized below. The summary is not complete. The indentures appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. You should carefully read the indentures as they, and not this prospectus or any prospectus supplement hereto, govern your rights as a security holder. Capitalized terms used in the following summaries have the meanings specified in the applicable indentures unless otherwise defined below.
DESCRIPTION OF FIRST MORTGAGE BONDS
General
      We will issue First Mortgage Bonds in one or more series under an Indenture, dated as of January 1, 1944, with First Chicago Trust Company of New York, as successor trustee (the “Mortgage Trustee”), as supplemented by supplemental indentures, including one or more supplemental indentures relating to the First Mortgage Bonds. In the following discussion, we will refer to the Indenture and all supplements to the Indenture together as the “Mortgage.” We will refer to all of our First Mortgage Bonds, including those already issued and those to be issued under this shelf registration process or otherwise issued in the future, as “First Mortgage Bonds.” The information we are providing you in this prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents and the information is qualified in its entirety by reference to the provisions of the Mortgage. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and you should refer to the Trust Indenture Act for the provisions that apply to the First Mortgage Bonds. In the summary below, we have included references to applicable section numbers of the Mortgage so that you can more easily locate the relevant provisions.
Provisions of a Particular Series
      The First Mortgage Bonds may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular issue of the First Mortgage Bonds for the following information:

•	the designation, series and aggregate principal amount of the First Mortgage Bonds;

•	the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

•	the date of maturity for the First Mortgage Bonds;

•	the rate at which the First Mortgage Bonds will bear interest or the method of determining that rate;

•	the dates on which interest is payable;

•	the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

•	the terms applicable to any rights to convert First Mortgage Bonds into or exchange them for other of our securities or those of any other entity;

•	redemption terms and sinking fund provisions, if any; and

•	any other specific terms that do not conflict with the Mortgage.
For more information, see Section 2.01 of the Mortgage.
      No series of the First Mortgage Bonds will be limited in aggregate principal amount except as provided in the Mortgage. Unless the applicable prospectus supplement states otherwise, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event of a change of control or highly leveraged transaction. As of the date of this prospectus, we had approximately $1.48 billion aggregate principal amount of First Mortgage Bonds outstanding.
Form and Exchanges
      Unless otherwise specified in the applicable prospectus supplement, we expect to issue the First Mortgage Bonds as fully registered bonds without coupons in denominations of $1,000 or any integral multiple of $1,000. Holders may exchange them, free of charge, for a like aggregate principal amount of other First Mortgage Bonds of different authorized denominations of the same series. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply. The First Mortgage Bonds may be presented for transfer or exchange at the corporate trust office of the Trustee in New York, New York. For more information, see Sections 2.01 and 2.03 of the Mortgage.
Interest and Payment
      The prospectus supplement for any First Mortgage Bonds will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the prospectus supplement states otherwise, principal and interest on First Mortgage Bonds held in (i) definitive or certificated form will be paid at the corporate trust office of the Mortgage Trustee in New York, New York, and (ii) global form will be paid as set forth herein under “Global Securities.”
      We have agreed to pay interest, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the highest rate of interest payable on any of the First Mortgage Bonds outstanding under the Mortgage. For more information, see Section 2.01 and Article X of the Mortgage.
Redemption and Purchase of First Mortgage Bonds
      If the First Mortgage Bonds are redeemable, the redemption terms will appear in the prospectus supplement. We may declare redemptions on at least 30 days’ notice to the holders of First Mortgage Bonds to be redeemed and to the Mortgage Trustee. We have agreed that before the redemption date we will deposit with the Mortgage Trustee a sum of money sufficient to redeem the subject First Mortgage Bonds. Our failure to make this required deposit will constitute a completed default under the Mortgage on the specified redemption date and the First Mortgage Bonds called for redemption shall immediately become due and payable. For more information, see Article VIII of the Mortgage.
      First Mortgage Bonds are redeemable, in whole but not in part, on not more than 90 days’ notice to holders, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the date of redemption, in the event that:

•	all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all First Mortgage Bonds; or

•	all or substantially all the mortgaged and pledged property, constituting bondable property as defined in the Mortgage, that is then subject to the Mortgage as a first lien shall be released from the lien of the Mortgage under the provisions thereof, and available moneys held by the Mortgage Trustee, including any moneys deposited by us for the purpose, are sufficient to redeem all the First Mortgage Bonds at the redemption prices (together with accrued interest to the date of redemption) specified therein applicable to the redemption thereof upon the happening of such event.

For more information, see Section 8.08 of the Mortgage.
Maintenance Fund
      The Mortgage provides that the amount expended for property additions (excluding several stated exceptions) will, at the end of each year, equal the minimum provision for depreciation, for each calendar year subsequent to December 31, 1943, and if at the end of any such year we have not expended such required amount, we will, on or before the next succeeding March 31, deposit with the Mortgage Trustee the difference in cash. Certain credits are allowed against cash so required to be deposited. During the three years immediately following a cash deposit with the Mortgage Trustee, we may at any time or from time to time withdraw cash in an amount equal to any available maintenance credit. Cash not so withdrawn shall be applied towards the payment due upon maturity or for the purchase of outstanding First Mortgage Bonds as provided in the Mortgage. For more information, see Sections 5.08 and 1.05 of the Mortgage.
      We must provide the Mortgage Trustee with an annual maintenance certificate with respect to the bondable value of property additions. The minimum provision for depreciation means an amount equal to:

•	15% of our gross operating revenues, net of the cost of electric energy purchased for resale; less

•	an amount equal to the aggregate of the charges to operating expense for maintenance; provided, however,

•	that the minimum provision for depreciation for any period shall not exceed the maximum provision for depreciation, as defined, for the period.

•	the maximum provision for depreciation shall mean as to each full calendar year, an amount equal to:

•	$755,000, plus

•	2.25% of the sum of all property additions after January 1, 1944 up to the beginning of the subject calendar year, less

•	2.25% of the aggregate amount of all retirements of bondable property during the period after January 1, 1944 up to the beginning of the subject calendar year.
      For periods other than a calendar year, the maximum provision for depreciation shall be based upon the maximum provision for depreciation for the calendar year ended during such period multiplied by the number of calendar months or fractions thereof included in such period and divided by 12.
      As of December 31, 2002, we had a cumulative maintenance credit of approximately $6.3 billion.
Ranking and Security
      The First Mortgage Bonds will be secured by the lien of the Mortgage and will rank equally with all bonds outstanding thereunder. In the opinion of our counsel, the Mortgage constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us except miscellaneous properties specifically excepted. After-acquired property covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired. For more information, see the Preambles and Section 2.01 of the Mortgage.

Issuance of Additional First Mortgage Bonds
      First Mortgage Bonds may be issued under the Mortgage in a principal amount equal to:

•	an amount not exceeding 60% of the bondable value of property additions, which term generally includes all of our tangible property that we are authorized to acquire, own and operate, that has become subject to the Mortgage and which is used in connection with the generation, purchase, transmission, distribution or sale of electricity for light, heat, power or other purposes;

•	an additional aggregate principal amount not exceeding the aggregate principal amount of refundable prior lien bonds deposited with the Mortgage Trustee or judicially determined to be invalid;

•	an additional aggregate principal amount not exceeding the aggregate principal amount of any outstanding First Mortgage Bonds that have been canceled or delivered for cancellation; and

•	an additional aggregate principal amount equal to the amount of cash deposited with the Mortgage Trustee against the issuance of bonds.
For more information, see Sections 4.03 thorough 4.06 of the Mortgage.
      As of December 31, 2002, the bondable value of property additions under the first bullet point above was approximately $4.2 billion permitting the issuance of approximately $2.5 billion of additional bonds ($1.85 billion after giving effect to our February 2003 First Mortgage Bond issuance). As of the date of this prospectus, the additional aggregate principal amount of First Mortgage Bonds that could be issued based upon the amount of previously issued First Mortgage Bonds that have been canceled or delivered for cancellation under the third bullet point above was approximately $265.5 million. Cash deposited with the Mortgage Trustee under the fourth bullet point above may be withdrawn in an amount equal to the principal amount of any First Mortgage Bonds we would otherwise be entitled to have authenticated under any of the provisions referred to in the first three bullet points above, and may also be used for the purchase or redemption of First Mortgage Bonds which, by their terms, are redeemable. For more information, see Section 4.06 of the Mortgage.
      First Mortgage Bonds may be authenticated pursuant to the first and fourth bullet points above (and in certain cases pursuant to the second and third bullet points above) only if net earnings for 12 successive months in the 15 months immediately preceding the first day of the month in which application for additional First Mortgage Bonds is made shall be at least two times the annual interest charges on the First Mortgage Bonds and prior lien bonds outstanding and to be outstanding. For more information, see Sections 4.08 and 1.06 of the Mortgage.
Restriction on Dividends
      Unless otherwise stated in the prospectus supplement, in the case of First Mortgage Bonds issued under this prospectus and any accompanying prospectus supplement, and so long as any First Mortgage Bonds are outstanding, we may only pay cash dividends on our common stock, and make any other distribution to Florida Progress, our common stockholder, out of our net income subsequent to December 31, 1943. For more information, see Section 5.24 of the Mortgage.
Release and Substitution of Property
      Subject to various limitations, property may be released from the lien of the Mortgage when sold or exchanged, upon the basis of:

•	cash deposited with the Mortgage Trustee;

•	the principal amount of any purchase money obligations pledged with the Mortgage Trustee;

•	the fair value of any property additions certified to the Mortgage Trustee and acquired by us in exchange for the property to be released; or

•	if non-bondable property is to be released, the fair value of property and certain securities certified to the Mortgage Trustee and acquired by us in exchange for the property to be released, less the principal amount of certain outstanding prior lien bonds.
For more information, see Section 9.03 of the Mortgage.
      If all or substantially all of the mortgaged and pledged property constituting bondable property which at the time shall be subject to the lien of the Mortgage as a first lien shall be released, whether pursuant to our request or by eminent domain, then we are required to redeem all the First Mortgage Bonds and have agreed to deposit with the Mortgage Trustee sufficient cash for that purpose. Any new property acquired to take the place of any property released shall be subjected to the lien of the Mortgage. For more information, see Sections 8.08(b), 9.03, 9.05 and 9.11 of the Mortgage.
Modification of Mortgage
     General
      The Mortgage may generally be modified with the consent of the holders of not less than 75% in aggregate principal amount of First Mortgage Bonds outstanding which would be affected by the action proposed to be taken, except no such modifications shall:

•	extend the maturity of any First Mortgage Bonds, or reduce the interest rate or extend the time of payment thereof, or reduce the principal amount thereof, without the express consent of the holder of each First Mortgage Bond affected;

•	reduce the percentage of holders who must consent to the modifications referred to in this section without the consent of the holders of all First Mortgage Bonds outstanding;

•	permit the creation of a prior or equal lien on the pledged property; or

•	deprive any First Mortgage Bond of the lien of the Mortgage.
For more information, see Section 17.02 of the Mortgage.
     Anticipated Amendments
      With respect to all First Mortgage Bonds issued on or after July 1, 2002, the date of the Fortieth Supplemental Indenture, we have reserved the right to amend the Mortgage, at our sole discretion, after the bonds issued prior to July 1, 2002 are retired or redeemed, as follows:

•	to change the requirement that the Mortgage Trustee have its principal office and place of business in the Borough of Manhattan, The City of New York to require that it have a principal office and place of business in that location; and

•	to provide that, with respect to compliance with conditions precedent to the authentication and delivery of First Mortgage Bonds, no certificate or opinion of an accountant shall be required to be of any person other than an officer or employee of ours that is actively engaged in accounting work, but who need not be a certified or licensed public accountant, as to dates or periods not covered by annual reports required to be filed by us, in the case of conditions precedent which depend upon a state of facts as of a date or dates for a period or periods different from that required to be covered by such annual reports.
      With respect to the second bullet point immediately above, the Mortgage currently provides that, except in limited circumstances, any required certificate or opinion of an accountant must be from an independent public accountant, regardless of the dates or periods covered by such certificate or opinion. See Sections 1.02 and 1.06 of the Mortgage and the Fortieth Supplemental Indenture to the Mortgage, dated July 1, 2002.
      In July 2002, we issued an aggregate principal amount of approximately $240.9 million First Mortgage Bonds in three series (the “2002 Bonds”). The beneficial owner of the 2002 Bonds has consented to these amendments. In February 2003, we issued an aggregate principal amount of $650 million First Mortgage Bonds in two series (the “2003 Bonds”) in an underwritten public offering. The underwriters, as initial holders of the 2003 Bonds, have consented to these amendments. As of the date of this prospectus, the 2002 Bonds and the 2003 Bonds collectively represent approximately 60% of the aggregate principal amount of outstanding First Mortgage Bonds.
      In order to effectuate the amendment set forth in the first bullet point above as soon as possible, we are soliciting consents from certain of the current holders of our First Mortgage Bonds. To effectuate the amendment set forth in the second bullet point above we will continue to seek consents from future holders concurrent with the issuance of any new series of First Mortgage Bonds to such holders; however, we may also solicit consents from certain of the current holders of the First Mortgage Bonds. Future First Mortgage Bonds will include an express consent to the amendments and future holders of such First Mortgage Bonds shall be deemed to have consented to the amendments.
Default
      In the event of a completed default, the Mortgage Trustee or the holders of at least 25% of the outstanding First Mortgage Bonds may declare the principal of all outstanding First Mortgage Bonds immediately due and payable. The following are defined as completed defaults in the Mortgage:

•	default in the payment of principal of, and premium, if any, on any of the First Mortgage Bonds when due and payable, whether at maturity or by declaration, or otherwise;

•	default continued for 60 days in the payment of any interest on any of the First Mortgage Bonds;

•	default in the payment of principal or interest upon any outstanding prior lien bonds continued beyond any applicable grace period;

•	certain acts of bankruptcy, insolvency or reorganization; and

•	default continued for 60 days after written notice to us by the Mortgage Trustee (or to us and the Mortgage Trustee by the holders of at least 25% in principal amount of the then outstanding First Mortgage Bonds) in the observance or performance of any other covenant, agreement or condition contained in the Mortgage or in any of the First Mortgage Bonds.
For more information, see Section 10.01 of the Mortgage.
      If all defaults have been cured, however, the holders of not less than a majority in aggregate principal amount of the First Mortgage Bonds then outstanding may rescind and annul the declaration and its consequences. If the Mortgage Trustee in good faith determines it to be in the interest of the holders of the First Mortgage Bonds, it may withhold notice of default, except in payment of principal, premium, if any, interest or sinking fund payments, if any, for retirement of First Mortgage Bonds. We are required by the Mortgage to report annually to the Mortgage Trustee as to the absence of default and compliance with the provisions of the Mortgage. For more information, see Sections 10.01, 10.02 and 5.23 of the Mortgage.
      The holders of not less than a majority in principal amount of the First Mortgage Bonds outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to, or conferred by the Mortgage upon, the Mortgage Trustee; provided, however, that the Mortgage Trustee may, if it determines in good faith that such direction would involve the Mortgage Trustee in personal liability or be unjustly prejudicial to the rights of the non-assenting bondholders, decline to follow such direction. For more information, see Section 10.06 of the Mortgage.
Evidence to Be Furnished to the Mortgage Trustee Under the Mortgage
      We may demonstrate compliance with Mortgage provisions regarding certificates and opinions by providing written statements to the Mortgage Trustee from our officers or experts we select. For instance, we may select an engineer or appraiser to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings, or counsel regarding property titles and compliance with the Mortgage generally. In certain significant matters, applicable law requires that an accountant or engineer must be independent. For more information, see Section 314(d) of the Trust Indenture Act. We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.
Relationship With the Trustee
      In the normal course of business, the Mortgage Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking, and securities underwriting services to us and our affiliates. In connection with the proposed amendment discussed in the first bullet point under “Modification of Mortgage — Anticipated Amendments” we expect the current Mortgage Trustee to resign and to be replaced by Bank One, N.A., an affiliate of the Mortgage Trustee.
DESCRIPTION OF DEBT SECURITIES
General
      The Debt Securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Debt Securities will be issued under one or more indentures for Debt Securities between us and a trustee elected by us. In this prospectus, we will refer to any indenture under which we may issue Debt Securities as the “Debt Securities Indenture,” and we will refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.” A form of Debt Securities Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.
      The prospectus supplement applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[ ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. Each Debt Securities Indenture will be qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.
      We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement. The summary that follows is not complete. You should consult the applicable Debt Securities, Debt Securities Indenture, and any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.
Provisions of a Particular Series
      The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.
For more information, see Section 301 of the applicable Debt Securities Indenture.
      Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.
      Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.
Subordination
      The applicable prospectus supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the applicable Debt Securities Indenture.
      No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

•	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding up of our company;

•	any Senior Indebtedness is not paid when due,

•	any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived, and the maturity of such Senior Indebtedness has been accelerated because of the default, or

•	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.
      Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

      As defined in the Subordinated Debt Securities Indenture, the term “Senior Indebtedness” means:

•	all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities); or

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments.
      In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.
      The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.
Form, Exchange and Transfer
      Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.
      Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.
      The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.
      We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.
For more information, see Section 305 of the applicable Debt Securities Indenture.
Payment and Paying Agents
      Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.
      Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.
      All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.
Redemption
      You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.
      A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.
For more information, see Section 404 of the applicable Debt Securities Indenture.
Consolidation, Merger and Sale of Assets
      We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

—	is organized and validly existing under the laws of any domestic jurisdiction; and

—	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable indentures;

•	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.
Events of Default
      “Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Security of that series within 30 days;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any required sinking fund payment on any Debt Securities of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement.
For more information, see Section 801 of the applicable Debt Securities Indenture.
      An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.
      If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.
      The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.
      At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

—	all overdue interest on all Debt Securities of the particular series;

—	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.
For more information, see Section 802 of the applicable Debt Securities Indenture.
      The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.
      No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.
For more information, see Section 807 of the applicable Debt Securities Indenture.
      The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.
      We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.
Modification and Waiver
      We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•	to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

•	to change any place where

—	the principal of and any premium and interest on any Debt Securities are payable;

—	any Debt Securities may be surrendered for registration of transfer or exchange; or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.
For more information, see Section 1201 of the applicable Debt Securities Indenture.
      The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).
      The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.
      Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.
      A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.
For more information, see Section 1202 of the applicable Debt Securities Indenture.
      If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance
      Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.
Resignation, Removal of Debt Securities Trustee; Appointment of Successor
      The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.
Notices
      We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 106 of the applicable Debt Securities Indenture.
Title
      The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.
Governing Law
      The Debt Securities Indentures and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

GLOBAL SECURITIES
      We may issue some or all of the First Mortgage Bonds or Debt Securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.
      As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.
      We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
      Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.
      Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

PLAN OF DISTRIBUTION
      Unless the applicable prospectus supplement provides otherwise, we expect to sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly through a limited number of institutional purchasers or to a single purchaser; or

•	through agents.
      The applicable prospectus supplement will set forth the terms under which the securities are offered, including

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, re-allowed or paid to dealers.
      We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
      If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement provides otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.
      The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.
      Agents and underwriters may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.
EXPERTS
      The financial statements and the related financial statement schedule as of and for the years ended December 31, 2002 and 2001 incorporated in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The financial statements and the related financial statement schedule for the year ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2002, have been incorporated by reference in this prospectus and the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus, and given upon the authority of that firm as experts in accounting and auditing.

      On March 21, 2001, our Board of Directors formally elected to engage Deloitte & Touche LLP as our independent accountants and to dismiss KPMG as such independent accountant. Deloitte & Touche became our independent accountant upon KPMG’s completion of the 2000 audit and our issuance of the related financial statements. For additional detail regarding our change in independent accountants, please refer to “ITEM 9 — Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in our Form 10-K for the year ended December 31, 2001.
LEGAL OPINIONS
      Unless the applicable prospectus supplement provides otherwise, R. Alexander Glenn, Associate General Counsel of Progress Energy Service Company, LLC, and Hunton & Williams, our outside counsel, will issue opinions about the legality of the offered securities for us. Unless the applicable prospectus supplement provides otherwise, any underwriters or agents will be advised about issues relating to any offering by their legal counsel, Dewey Ballantine LLP of New York, New York.

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$450,000,000
Florida Power Corporation d/b/a
Progress Energy Florida, Inc.
Series A Floating Rate
Senior Notes due 2008

Prospectus Supplement
December 7, 2005

Joint Book-Running Managers
Barclays Capital
Lehman Brothers

Co-Managers
BNP PARIBAS
Calyon Securities (USA)
SunTrust Robinson Humphrey
UBS Investment Bank
Deutsche Bank Securities
Mellon Financial Markets, LLC